Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ExamWorks Group, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-170487 and 333-177994) and Form S-4 (No. 333-180549) of our report dated February 29, 2012, except as to Note 14 which is as of April 3, 2012,  relating to the consolidated balance sheets of ExamWorks Group, Inc. and subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, included herein.

/s/ KPMG LLP
Atlanta, Georgia
April 26, 2012